U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------
                               CIRTRAN CORPORATION
                         (Name of issuer in its charter)
                                 ---------------
     Nevada                             3672                     68-0121636
(State of incorporation)    (Primary Standard Industrial      (I.R.S. Employer
                             Classification Code Number)     Identification No.)

                              4125 SOUTH 6000 WEST
                          WEST VALLEY CITY, UTAH 84128
                                 (801) 963-5112
    (Address and telephone number of registrant's principal executive offices and principal place of business)
                                ----------------
                                 IEHAB HAWATMEH
                              4125 SOUTH 6000 WEST
                          WEST VALLEY CITY, UTAH 84128
                                 (801) 963-5112
            (Name, Address and telephone number of agent for service)
                                ----------------
                                   Copies to:

                                BRENT CHRISTENSEN
                                 SCOTT CARPENTER
                             PARSONS BEHLE & Latimer
                        201 SOUTH MAIN STREET, SUITE 1800
                           SALT LAKE CITY, UTAH 84111
                                 (801) 532-1234

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



--------------------------------------------------------------------------------
                         Calculation of Registration Fee
---------------------------------- ---------------- --------------------- --------------------- ----------------------
       Title of Each Class             Amount         Proposed Maximum      Proposed Maximum          Amount of
          Of Securities                 To Be          Offering Price          Aggregate            Registration
        To Be Registered             Registered          Per Share           Offering Price              Fee
---------------------------------- ---------------- --------------------- --------------------- ----------------------
Common Stock, $0.0001 Par Value       3,531,890            $1.50               $5,297,835             $1,324.46
---------------------------------- ---------------- --------------------- --------------------- ----------------------

The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.









PRELIMINARY PROSPECTUS                SUBJECT TO COMPLETION, DATED JULY 10, 2001
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                               CirTran Corporation
                              A Nevada Corporation

                                [OBJECT OMITTED]

                        3,531,890 Shares of Common Stock
                                $0.001 per share

This prospectus relates to 3,531,890 shares of common stock of CirTran Corporation, a Nevada corporation, being offered by certain selling shareholders identified in this prospectus. All of the shares, when sold, will be sold by these selling shareholders. We will not receive any of the proceeds from the sale of the shares.

                            -------------------------



                 Investing in the shares involves certain risks.
                    See "Risk Factors" beginning on page 5.

                            -------------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            -------------------------


                                  July 10, 2001

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering and selling the shares only in jurisdictions where offers and sales are permitted. The information contained herein is accurate only as of the date of this prospectus, regardless of the time of the delivery of the prospectus or any sale of the shares. In this prospectus, references to "CirTran," "the Company," "we," "us," and "our," refer to CirTran Corporation and its subsidiaries.

                                TABLE OF CONTENTS

Prospectus Summary.............................................................3
Risk Factors...................................................................5
Use of Proceeds................................................................7
Determination of Offering Price................................................7
Dilution.......................................................................7
Description of Business........................................................7
Management's Discussion and Analysis of Financial Condition and Results
of Operations.................................................................13
Directors and Executive Officers..............................................16
Executive Compensation........................................................17
Security Ownership of Certain Beneficial Owners and Management................18
Certain Relationships and Related Transactions................................19
Description of Common Stock...................................................19
Market for Common Shares and Related Stockholder Matters......................20
Selling Shareholders..........................................................21
Plan of Distribution..........................................................22
Available Information.........................................................23
Legal Proceedings.............................................................24
Changes in and Disagreements With Accountants on Accounting
and Financial Disclosure......................................................24
Experts and Counsel...........................................................25
Commission's Position on Indemnification for Securities Act Liabilities.......25
Index to Financial Statements.................................................26

                               PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.

Our Business:           We  provide a mixture  of high and  medium  size  volume
                        turnkey manufacturing  services for electronics original
                        equipment manufacturers, or OEMs, in the communications,
                        networking,   peripherals,  gaming,  consumer  products,
                        telecommunications,     automotive,     medical,     and
                        semiconductor   industries.   These   services   include
                        providing design and new product introduction  services,
                        just-in-time  delivery on  low-volume  to  medium-volume
                        turnkey and consignment projects,  and other value-added
                        manufacturing   services.  Our  manufacturing  processes
                        include  surface  mount   technology,   ball-grid  array
                        assembly, pin-through-hole technology, manufacturing and
                        test     engineering     support    and    design    for
                        manufacturability, and in-circuit and functional test and full-system mechanical assembly. We also design and manufacture Ethernet cards that are used to connect computers through fiber optic networks and market these cards through an international network of distributors, value-added resellers and system integrators.

Corporate Organization: We  incorporated  in  Nevada  in  1987  under  the  name
                        Vermillion Ventures, Inc., for the purpose of acquiring other operating corporate entities. We were largely inactive until the year 2000, when we effected a reverse split in our common stock, reducing our issued and outstanding shares to 116,004. In July 2000, we issued 10,000,000 shares of common stock to acquire, through our wholly-owned subsidiary, CirTran Corporation (Utah), substantially all of the assets and certain liabilities of Circuit Technology, Inc., a Utah corporation. The shares we issued to Circuit Technology in connection with the acquisition represented approximately 98.6% of our issued and outstanding common stock immediately following the acquisition.

                        Our address is 4125 South 6000 West, West Valley City, Utah 84128, and our phone number is (801) 963-5112.

The Offering:           The selling  shareholders  will sell 3,531,890 shares of
                        our common stock. We currently have 10,420,067 shares of common stock issued and outstanding and will have the same number of shares of common stock issued and outstanding following completion of this offering. We will not receive any proceeds from the sales of common stock by the selling shareholders.




                           Summary and Operating Data

                                                              Year Ended                     Three Months
                                                        December 31, (Audited)         Ended March 31, (Unaudited)
                                                        2000               1999           2001            2000
Statement of Operations Data:
                                                  -----------------   ----------------------------------------------
Net sales                                        $    6,373,096      $    9,860,489  $     650,485  $     728,537

Cost of sales                                         6,191,724          10,427,294        460,401      1,749,105
                                                  -----------------   ----------------------------------------------
           Gross profit (loss)                          181,372            (566,805)       190,084     (1,020,568)

Selling, general and administrative expenses          1,909,790           2,594,430        645,153        583,409
Plant closure expenses                                  292,000                   -         15,250              -
                                                  -----------------   ----------------------------------------------
           Loss from operations                      (2,020,418)         (3,161,235)      (470,319)    (1,603,977)

Other income (expense)
    Interest                                           (843,069)           (764,486)      (110,054)        (2,247)
    Other, net                                           71,599             156,816              -         32,433
                                                  -----------------   ----------------------------------------------
                                                       (771,470)           (607,670)      (110,054)        30,186
                                                  -----------------   ----------------------------------------------

           Loss before income taxes                  (2,791,888)         (3,768,905)      (580,373)    (1,573,791)

Income taxes                                                  -                   -              -              -
                                                  -----------------   ----------------------------------------------

           Net loss                              $   (2,791,888)     $   (3,768,905) $    (580,373) $  (1,573,791)
                                                  =================   ==============================================

Loss per common share
    Basic                                        $        (0.29)     $       (0.47)  $       (0.06) $       (0.18)
    Diluted                                      $        (0.29)     $       (0.47)  $       (0.06) $       (0.18)

Weighted-average common shares outstanding
    Basic                                             9,584,735           7,953,080     10,420,067      8,807,511
    Diluted                                           9,584,735           7,953,080     10,420,067      8,807,511


                                                            March 31, 2001
    Balance Sheet Data:
    Cash and Cash Equivalents                               $        200
    Inventories                                                2,084,067
    Total Assets                                               4,485,396
    Current Liabilities                                        7,491,164
    Stockholders' Deficit                                     (3,519,560)

                                  RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative and involves significant and substantial risks. Any person who is not in a position to lose the entire amount of his investment should forego purchasing our common stock.

We have had a history of operating losses and we expect to continue to generate losses. Our expenses are currently greater than our revenues. We have had a history of losses and, at December 31, 2000, had an accumulated deficit of $8,759,642. Our ability to operate profitably depends on our ability to increase our sales and achieve sufficient gross profit margins for sustained growth. We can give no assurance that we will operate profitably.

We may not continue as a going concern. As described in our consolidated financial statements, we have experienced recurring losses, and our current liabilities exceeded our current assets by $4,312,114 as of December 31, 2000 and by $4,749,518 as of March 31, 2001. These conditions raise substantial doubt about our ability to continue as a going concern. Unless we obtain additional financing through operations, investment capital or otherwise, there is significant doubt we will be able to meet our obligations as they come due and will be unable to execute our long-term business plans.

Our customer mix and base fluctuates significantly and we are currently dependent on a small number of customers for a significant portion of our revenue. The majority of our revenue is generated from our contract manufacturing services. Our customers include electronics, telecommunications, networking, automotive, gaming and medical device OEMs that contract with us for the manufacture of specified quantities of products at a particular price and during a relatively short period of time. As a result, the mix and number of our clients varies significantly from time to time. During 2000, approximately 46% of our total revenues were derived from one customer, and 59% from our top two customers. In the last quarter of 2000, our principal customer cancelled completion of a large order. We anticipate that our revenues for 2001 will decrease substantially as a result of our loss of this customer and that, consequently, our on-going operations and financial condition will be materially and adversely affected for the foreseeable future.

We will likely need to raise additional capital but may not be able to do so. We have operated without a line of credit since February 2000. It is unlikely that we will be able, in our current financial condition, to obtain additional debt financing. We may therefore have to rely on equity financing to meet our anticipated capital needs. There can be no assurances that we will be successful in obtaining such capital. If we do acquire more debt, we will have to devote additional cash flow to pay the debt or else secure the debt with assets. If we issue additional shares for debt and/or equity, this will serve to dilute the value of our common stock and existing shareholders' positions.

We may not be able to re-negotiate our short-term debt. We have significant short-term debt, including over $1.0 Million in demand notes due certain of our sharesholders, and we are currently not able to fully service this debt. We are attempting to negotiate forbearance agreements with many of our creditors and restructure that debt. There can be no assurance that we will be successful in these efforts.

We are involved in several legal proceedings that may give rise to significant liabilities. We have accrued delinquent payroll tax liabilities in excess of $1.0 million and have not yet resolved a payment schedule with respect to most of this amount. We are involved in litigation with a number of our suppliers and vendors and are currently a defendant in an action for alleged breach of a sublease agreement that may result in liability to us of up to $2.5 million. Though we are attempting to negotiate settlements to all of the various claims against us, there can be no assurance that we will be successful in those negotiations or that, if successful, we will be able to service any payment obligations which may result from such settlements.

There is currently no trading market for our common stock and none may develop. There is currently no established public trading market for our common stock, other than through the Pink Sheets. Although we intend to seek inclusion of our shares of common stock on the Over the Counter Bulletin Board, or OTCBB, we may not successfully accomplish this. An established public trading market for our common stock may never develop or, if developed, it may not be able to be sustained. The OTCBB is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than other markets. Purchasers of our common stock may therefore have difficulty selling their shares should they desire to do so.

Sales of common stock by the selling shareholders may affect the market price of our stock. The market price of our common stock could drop if substantial numbers of shares are sold in the public market if a market should develop, or if the market perceives that such sales could occur. A drop in the market price could adversely affect holders of our common stock and could also hamper our ability to raise additional capital by selling equity securities.

The selling shareholders may sell common stock at any price or time. Upon effectiveness of this registration statement, the selling shareholders may offer and sell their shares of common stock at a price and time determined by them. The timing of sales and the price at which the shares are sold by the selling shareholders could have an adverse effect upon the public market for our common stock, should one develop. There is no underwriter involved in the offering of the shares held by the selling shareholders, and there can be no guarantee that the disposition of those shares will be orderly or in a manner that is not disruptive to the market for our common stock.

Penny stock regulations may impair our shareholders' ability to sell their stock. If trading in our stock begins, our shares of common stock may be deemed "penny stock." Penny stocks generally are equity securities with a price of less than $5.00 per share, other than securities registered on certain national securities exchanges. Penny stocks are subject to rules and regulations that impose additional sales practice requirements on broker-dealers who sell the securities to persons other than established customers and accredited investors, and these additional requirements may restrict the ability of broker-dealers to sell a penny stock.

The variability of customer requirements in the electronics industry could adversely affect our results of operations. Electronic manufacturing service providers must provide increasingly rapid turnaround time for their original equipment manufacturer (OEM) customers. We do not obtain firm, long-term purchase commitments from our customers and have experienced a demand for reduced lead-times in customer orders. Our customers may cancel their orders, change production quantities or delay design and production for several factors. Cancellations, reductions or delays by a significant customer or group of customers could adversely affect our results of operations. Additional factors that affect the electronics industry and that could have a material adverse effect on our business include the inability of our customers to adapt to rapidly changing technology and evolving industry standards and the inability of its customers to develop and market their products. If our customers' products become obsolete or fail to gain commercial acceptance, our results of operations may be materially and adversely affected.

The loss of our key employees may adversely affect our business. Our success in achieving our growth objectives depends upon the efforts of our management team, especially Iehab Hawatmeh, our founder and president. The loss of Mr. Hawatmeh's services, in particular, may have a material adverse effect on our business, financial condition and results of operations. We can give no assurance that we will be able to maintain and achieve our growth objectives should we lose the services of Mr. Hawatmeh or other members of our management. As is discussed below in the section entitled, "Directors and Executive Officers," two of our senior officers, including Iehab Hawatmeh, are currently the subject of criminal proceedings unrelated to our business and operations. If those persons are convicted in those proceedings, their ability to participate in our management or operations could be materially and adversely affected.

                                 USE OF PROCEEDS


We will not receive any proceeds from the sale of shares of our common stock being offered by the selling shareholders.


                         DETERMINATION OF OFFERING PRICE


The selling shareholders may sell our common stock at prices then prevailing or related to the then current market price, or at negotiated prices. The offering price may have no relationship to any established criteria or value, such as book value or earnings per share. Additionally, because we have not generated any profits for several years, the price of our common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets we own. No valuation or appraisal has been prepared for our business or possible business expansion.


                                    DILUTION


The shares offered for sale by the selling shareholders are already outstanding and, therefore, do not contribute to dilution.


                             DESCRIPTION OF BUSINESS


We are a full-service contract electronics manufacturer. We conduct our operations through two main divisions: circuit board manufacturing and assembly and Ethernet card design and manufacture.

Industry Background

The contract electronics manufacturing industry specializes in providing the program management, technical and administrative support and manufacturing expertise required to take an electronic product from the early design and prototype stages through volume production and distribution. The goal is to provide a quality product, delivered on time and at the lowest cost, to the OEM. This full range of services gives the OEM an opportunity to avoid large capital investments in plant, inventory, equipment and staffing and to concentrate instead on innovation, design and marketing. By using our contract electronics manufacturing services, our customers have the ability to improve the return on their investment with greater flexibility in responding to market demands and exploiting new market opportunities. Many OEMs now consider contract manufacturers an integral part of their business and manufacturing strategy. Accordingly, the contract electronics manufacturing industry has experienced significant growth as OEMs have established long-term working arrangements with contract manufacturers such as us.

We believe two important trends have developed in the contract electronics manufacturing industry. First, we believe OEMs increasingly require contract manufacturers to provide complete turnkey manufacturing and material handling services, rather than working on a consignment basis where the OEM supplies all materials and the contract manufacturer supplies only labor. Turnkey contracts involve design, manufacturing and engineering support, the procurement of all materials, and sophisticated in-circuit and functional testing and distribution. The manufacturing partnership between OEMs and contract manufacturers involves an increased use of "just-in-time" inventory management techniques that minimize the OEM's investment in component inventories, personnel and related facilities, thereby reducing costs.

We believe a second trend in the industry has been the increasing shift from pin-through-hole, or PTH, to surface mount technology, or SMT, interconnection technologies. PTH technology involves the attachment of electronic components to printed circuit boards with leads or pins that are inserted into pre-drilled holes in the boards. The pins are then soldered to the electronic circuits. The drive for increasingly greater functional density has resulted in the emergence of SMT, which eliminates the need for holes and allows components to be placed on both sides of a printed circuit, contributing to size reductions of up to 50%. SMT requires expensive, highly automated assembly equipment and significantly more operational expertise than PTH technology. We believe the shift to SMT from PTH technology has increased the use of contract manufacturers by OEMs seeking to avoid the significant capital investment required for development and maintenance of SMT expertise.

Electronics Assembly and Manufacture

Approximately 80% of our revenues are generated by our electronics assembly activities, which consist primarily of the placement and attachment of electronic and mechanical components on printed circuit boards and flexible cables. We also assemble higher-level sub-systems and systems incorporating printed circuit boards and complex electromechanical components, in some cases manufacturing and packaging products for shipment directly to our customers' distributors. In addition, we provide other manufacturing services, including refurbishment and remanufacturing. We manufacture on a turnkey basis, directly procuring any of the components necessary for production where the OEM customer does not supply all of the components that are required for assembly. We also provide design and new product introduction services, just-in-time delivery on low to medium volume turnkey and consignment projects and projects that require more value-added services, and price-sensitive, high-volume production. Our goal is to offer customers significant competitive advantages that can be obtained from manufacturing outsourcing, such as access to advanced manufacturing technologies, shortened product time-to-market, reduced cost of production, more effective asset utilization, improved inventory management and increased purchasing power.

We intend to continue to offer our customers the most advanced manufacturing process technologies, including SMT, ball-grid array, or BGA, assembly, PTH technology, manufacturing and test engineering support and design for manufacturability, and in-circuit and functional test and full-system mechanical assembly. We have developed substantial SMT expertise, including advanced, vision-based component placement equipment. We believe that the cost of SMT assembly facilities and the technical capability required to operate a high-yield SMT operation are significant competitive factors in the market for electronic assembly. We also have the capability to manufacture cables, harnesses and plastic injection molding systems.

Ethernet Technology

Through our subsidiary, Racore Technology Corporation, we design, manufacture, and distribute Ethernet cards. These components are used to connect computers through fiber optic networks. In addition, we produce private label, custom designed networking products and technologies on an OEM basis. Our products serve major industrial, financial, and telecommunications companies worldwide. We market our products through an international network of distributors, value added resellers, and systems integrators who sell, install, and support our entire product catalogue. Additionally, we have established key business alliances with major multinational companies in the computing and data communications industries for which we produce private label, custom designed networking products and technologies on an OEM basis.

Market and Business Strategy

Our goal is to benefit from the increased market acceptance of, and reliance upon, the use of manufacturing specialists by many electronics OEMs. It is estimated by the IPC--Association Connecting Electronics Industries that the United States electronics manufacturing services industry market increased from $22.5 billion in 1998 to $34 billion in 2000. We believe the trend towards outsourcing manufacturing will continue. OEMs utilize manufacturing specialists for many reasons including the following:

o To Reduce Time to Market. Due to intense competitive pressures in the electronics industry, OEMs are faced with increasingly shorter product life-cycles and, therefore, have a growing need to reduce the time required to bring a product to market. We believe OEMs can reduce their time to market by using a manufacturing specialist's manufacturing expertise and infrastructure.

o To Reduce Investment. The investment required for internal manufacturing has increased significantly as electronic products have become more technologically advanced and are shipped in greater unit volumes. We believe use of manufacturing specialists allows OEMs to gain access to advanced manufacturing capabilities while substantially reducing their overall resource requirements.

o To Focus Resources. Because the electronics industry is experiencing greater levels of competition and more rapid technological change, many OEMs are focusing their resources on activities and technologies which add the greatest value to their operations. By offering comprehensive electronics assembly and related manufacturing services, we believe manufacturing specialists allow OEMs to focus on their own core competencies such as product development and marketing.

o To Access Leading Manufacturing Technology. Electronic products and electronics manufacturing technology have become increasingly sophisticated and complex, making it difficult for OEMs to maintain the necessary technological expertise to manufacture products internally. We believe OEMs are motivated to work with a manufacturing specialist to gain access to the specialist's expertise in interconnect, test and process technologies.

o To Improve Inventory Management and Purchasing Power. Electronics industry OEMs are faced with increasing difficulties in planning, procuring and managing their inventories efficiently due to frequent design changes, short product life-cycles, large required investments in electronic components, component price fluctuations and the need to achieve economies of scale in materials procurement. OEMs can reduce production costs by using a manufacturing specialist's volume procurement capabilities. In addition, a manufacturing specialist's expertise in inventory management can provide better control over inventory levels and increase the OEM's return on assets.

An important element of our strategy is to establish partnerships with major and emerging OEM leaders in diverse segments across the electronics industry. Due to the costs inherent in supporting customer relationships, we focus our efforts on customers with which the opportunity exists to develop long-term business partnerships. Our goal is to provide our customers with total manufacturing solutions for both new and more mature products, as well as across product generations.

Another element of our strategy is to provide a complete range of manufacturing management and value-added services, including materials management, board design, concurrent engineering, assembly of complex printed circuit boards and other electronic assemblies, test engineering, software manufacturing, accessory packaging and post-manufacturing services. We believe that as manufacturing technologies become more complex and as product life cycles shorten, OEMs will increasingly contract for manufacturing on a turnkey basis as they seek to reduce their time to market and capital asset and inventory costs. We believe that the ability to manage and support large turnkey projects is a critical success factor and a significant barrier to entry for the market it serves. In addition, we believe that due to the difficulty and long lead-time required to change manufacturers, turnkey projects generally increase an OEM's dependence on its manufacturing specialist, which can result in a more stable customer base.

Sales and Marketing

Historically, we have had substantial recurring sales from existing customers, but we are now actively seeking out new customers to generate increased sales. We treat sales and marketing as an integrated process involving direct salespersons and project managers, as well as senior executives. We also use independent sales representatives in certain geographic areas.

During the sale process, a customer provides us with specifications for the product it wants, and we develop a bid price for manufacturing a minimum quantity that includes manufacture engineering, parts, labor, testing, and shipping. If the bid is accepted, the customer is required to purchase the minimum quantity and additional product is sold through purchase orders issued under the original contract. Special engineering services are provided at either an hourly rate or at a fixed contract price for a specified task.

Over 78% of our net sales during the year ended December 31, 2000, were derived from customers that were also customers during 1999. Although we are aggressively seeking to diversify our customer base, a small number of customers have typically been responsible for a significant portion of our net sales. During the year ended December 31, 2000, our two largest customers accounted for 59% of consolidated net sales: Osicom Technology accounted for 46% of net sales during the year, and General Cable accounted for the other 13%. Andrew Corporation represented 30% and 48.8% of net sales in 1999 and 1998, respectively. No other individual customer accounted for more than 10% of our net sales in any of these years. As is described more fully below in the section entitled, "Legal Proceedings," we are currently involved in a breach of contract proceeding with Osicom Technology, which late in 2000 cancelled a significant portion of a large outstanding order with us.

Backlog consists of contracts or purchase orders with delivery dates scheduled within the next twelve months. At December 31, 2000, our backlog was approximately $4 million. The backlog was approximately $4.5 million at December 31, 1999.

Material Contracts and Relationships

We generally use form agreements with standard industry terms as the basis for our contracts with our customers. The form agreements typically specify the general terms of our economic arrangement with the customer (number of units to be manufactured, price per unit and delivery schedule) and contain additional provisions that are generally accepted in the industry regarding payment terms, risk of loss and other matters. We also use a form agreement with our independent marketing representatives that features standard terms typically found in such agreements.

We have previously filed copies of various documents with the SEC relating to our former line of credit with Imperial Bank, which was purchased in May 2000, by Abacus Ventures, Inc. Abacus subsequently converted the amount owing on the line of credit into a promissory note in the principal amount of $2,435,007, that is payable upon demand and incurs interest at a rate of 10% per annum.

Competition

The electronic manufacturing services industry is large and diverse and is serviced by many companies, including several that have achieved significant market share. Because of our market's size and diversity, we do not typically compete for contracts with a discreet group of competitors. We compete with different companies depending on the type of service or geographic area. Certain of our competitors may have greater manufacturing, financial, research and development and marketing resources. We also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally.

We believe that the primary basis of competition in our targeted markets is manufacturing technology, quality, responsiveness, the provision of value-added services and price. To remain competitive, we must continue to provide technologically advanced manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis and compete favorably on the basis of price.

Regulation

We are subject to typical federal, state and local regulations and laws governing the operations of manufacturing concerns, including environmental disposal, storage and discharge regulations and laws, employee safety laws and regulations and labor practices laws and regulations. We are not required under current laws and regulations to obtain or maintain any specialized or agency-specific licenses, permits, or authorizations to conduct our manufacturing services. We believe we are in substantial compliance with all relevant regulations applicable to our business and operations.

Employees

We employ 101 persons, five in administrative positions, 14 in engineering and design, 76 in clerical and manufacturing, and six in sales.

Property

We lease approximately 40,000 square feet of office and manufacturing space in West Valley City, Utah, at a monthly lease rate of $16,000. The lease is renewable in November of 2006 for two additional ten-year periods. This facility serves as our principal offices and manufacturing facility and is leased from I&R Properties, LLC, a company owned and controlled by individuals who are officers, directors and principal stockholders. We believe our lease for the facility is on commercially reasonable terms. We lease 4,000 square feet of space in West Valley City, Utah, for our subsidiary, where it conducts design and engineering work, for $2,700 per month. We believe this lease, which is renewable in March 2003 for an additional three-year period, is on commercially reasonable terms. We also lease a sales office in Newark, California, which is near Santa Clara, at a monthly lease rate of $850. We believe these facilities are adequate for our current needs.

Corporate Background

We were incorporated in Nevada in 1987, under the name Vermillion Ventures, Inc., for the purpose of acquiring other operating corporate entities. On March 15, 1998, Vermillion issued 129,000,000 shares of common stock to acquire all of the outstanding stock of BMC Incorporated. This entity was unsuccessful and was dissolved. In May 2000, Vermillion effected a 3,000-to-1 reverse split of its common stock, reducing the number of issued and outstanding shares to 116,004.

On July 1, 2000, we issued a total of 10,000,000 shares of our common stock (representing approximately 98.6% of our total issued and outstanding common stock following such issuance) to acquire, through our wholly-owned subsidiary, CirTran Corporation (Utah), substantially all of the assets and certain liabilities of Circuit Technology, Inc., or Circuit. Of these shares, 800,000 were issued to Cogent Capital Corporation, a Utah corporation that provided financial and other consulting services to us in connection with the above-described acquisition. See "Certain Relationships and Related Transactions."

Our core business was commenced by Circuit in 1993 by our president, Iehab Hawatmeh. Circuit enjoyed increasing sales and growth in the subsequent five years, leading to the purchase of two additional SMT assembly lines and the acquisition of Racore Computer Products, Inc. During that period, Circuit hired additional management personnel to assist in managing its growth, and Circuit executed plans to expand its operations by acquiring a second manufacturing facility in Colorado. Circuit subsequently determined, however, that certain large contracts that accounted for significant portions of our total revenues provided insufficient profit margins to sustain the growth and resulting increased overhead. Furthermore, internal accounting controls then in place failed to apprise management on a timely basis of our deteriorating financial position. During the last several years, we have experienced significant losses and increasing levels of debt. Our management has been addressing this situation by, among other things, re-directing our sales and manufacturing efforts to smaller contracts with higher profit margins and negotiating debt forbearance arrangements with many of our creditors.




                           Summary and Operating Data

                                                              Year Ended                     Three Months
                                                         December 31, (Audited)        Ended March 31, (Unaudited)
                                                        2000               1999           2001            2000
Statement of Operations Data:
                                                  -----------------   ----------------------------------------------
Net sales                                        $    6,373,096      $    9,860,489  $     650,485  $      728,537

Cost of sales                                         6,191,724          10,427,294        460,401      1,749,105
                                                  -----------------   ----------------------------------------------
           Gross profit (loss)                          181,372            (566,805)       190,084     (1,020,568)

Selling, general and administrative expenses          1,909,790           2,594,430        645,153        583,409
Plant closure expenses                                  292,000                   -         15,250              -
                                                  -----------------   ----------------------------------------------
           Loss from operations                      (2,020,418)         (3,161,235)      (470,319)    (1,603,977)

Other income (expense)
    Interest                                           (843,069)           (764,486)      (110,054)        (2,247)
    Other, net                                           71,599             156,816              -         32,433
                                                  -----------------   ----------------------------------------------
                                                       (771,470)           (607,670)      (110,054)        30,186
                                                  -----------------   ----------------------------------------------
           Loss before income taxes                  (2,791,888)         (3,768,905)      (580,373)    (1,573,791)

Income taxes                                                  -                   -              -              -
                                                  -----------------   ----------------------------------------------
           Net loss                              $   (2,791,888)     $   (3,768,905) $    (580,373) $  (1,573,791)
                                                  =================   ==============================================

Loss per common share
    Basic                                        $       (0.29)      $       (0.47)  $       (0.06) $      (0.18)
    Diluted                                              (0.29)              (0.47)         (0.06)  $      (0.18)

Weighted-average common shares outstanding
    Basic                                             9,584,735           7,953,080     10,420,067      8,807,511
    Diluted                                           9,584,735           7,953,080     10,420,067      8,807,511


                                                            March 31, 2001
    Balance Sheet Data:
    Cash and Cash Equivalents                                $       200
    Inventories                                                2,084,067
    Total Assets                                               4,485,396
    Current Liabilities                                        7,491,164
    Stockholders' Deficit                                     (3,519,560)




           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


The following information should be read in conjunction with the financial information included elsewhere in this prospectus. The following discussion and other parts of this prospectus may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in those forward-looking statements. Factors that might cause such differences include, but are not limited to, our history of unprofitability and the continuing uncertainty of our profitability, our ability to develop new customers and restructure our outstanding debt, the highly competitive industry in which we operate and the rapid pace of technological change within that industry, our dependence on key employees and general economic and business conditions, some or all of which may be beyond our control.

Overview

We provide a mixture of high and medium size volume turnkey manufacturing services using surface mount technology, ball-grid array assembly, pin-through-hole and custom injection molded cabling for leading electronics OEMs in the communications, networking, peripherals, gaming, consumer products, telecommunications, automotive, medical, and semiconductor industries. Our services include pre-manufacturing, manufacturing and post-manufacturing services. Through our subsidiary, Racore Technology Corporation, we design and manufacture Ethernet technology products. Our goal is to offer customers the significant competitive advantages that can be obtained from manufacture outsourcing, such as access to advanced manufacturing technologies, shortened product time-to-market, reduced cost of production, more effective asset utilization, improved inventory management, and increased purchasing power.

On July 1, 2000, we issued a total of 10,000,000 shares of our common stock (representing approximately 98.6% of our total issued and outstanding common stock following such issuance) to acquire, through our wholly-owned subsidiary, CirTran Corporation (Utah), substantially all of the assets and certain liabilities  of  Circuit.  This  transaction  was  accounted  for  as a  reverse acquisition of CirTran Corporation (Utah) by Circuit. Although CirTran Corporation was the surviving legal entity, for accounting purposes Circuit was treated as the continuing entity. Our equity at March 31, 2000 was adjusted to give affect to this reverse acquisition.

Results of Operations

     Year Ending December 31, 2000 Compared to Year Ending December 31, 1999

Net Sales decreased 35.4% to $6,373,096 for the year ended December 31, 2000 as compared to $9,860,489 for 1999. The decrease is substantially due to loss of a major customer, Andrew Corporation, which accounted for approximately 30% of our net sales in 1999. Cost of sales for the year ended December 31, 2000 was $6,191,724, a 40.6% decrease as compared to $10,427,294 incurred during the prior year. Those costs as a percentage of net sales were 97.2% during 2000 as compared to 105.7% during 1999. Our sales to Andrew Corporation in 1999 accounted for a large volume of sales through large orders averaging 35,000 pieces, but these orders resulted in very low or negative margins, which led to our negative gross profit for the year ended December 31, 1999. Since the first quarter of 2000, we have shifted our marketing effort to small and mid-sized customers that place orders of 100 to 5,000 pieces. We believe these small and mid-sized orders produce a higher gross profit.

This redirection of our marketing effort began to show results in the last six months of 2000. In the last two quarters of 2000, we had net sales of $3,693,058, as compared to $2,702,286 in the last two quarters of 1999, a 37% improvement over net sales during the 1999 period. Cost of sales was $3,680,445 for the last six months of 2000 as compared to $3,440,048 for the comparable period in 1999. Gross profit (loss) increased from a negative $737,762 for the six months ended December 31, 1999, to a positive gross profit of $12,613 for the comparable period in 2000.

We use just-in-time manufacturing, which is a production technique that minimizes work-in-process inventory and manufacturing cycle time, while enabling us to deliver products to customers in the quantities and time frame required. This manufacturing technique requires us to maintain an inventory of component parts to meet customer orders. Inventory at December 31, 2000, was $2,056,686 as compared to $3,056,393 at December 31, 1999. The decrease of approximately 32.7% in inventory is attributable to the decreased sales in 2000 that reduced our need to replace inventory at the same level as in 1999. Our management believes the amount of our inventory that may be considered obsolete or slow moving is properly reserved.

During the year ended December 31, 2000, selling, general and administrative expenses were $1,909,790, versus $2,594,430 for 1999, a 26.4% decrease. Our change in marketing strategy to small and medium sized clients allowed us to reduce staff, especially in the areas of mid-level management and assembly staff, and to implement other cost savings measures. Our management believes that a significant portion of our losses in 1999 are attributable to expenses related to opening and subsequently closing of Circuit's Colorado Springs facility. The Colorado Springs facility was opened in November of 1998 and we decided in June 1999 to close the facility. The closing process was completed in February of 2000. As a result, we recognized a one-time plant closure expense of $292,000 in 2000 that diminished the benefits of our cost saving measures in 2000. Management expects we will realize the full benefit of these cost saving measures in 2001. Interest expense for 2000 was $843,069 as compared to $764,486 for 1999, which was not a significant change in view of the fact that our total interest bearing liabilities remained approximately the same from the end of 1999 to the end of 2000.

As a result of the above factors, our overall net loss decreased 25.9% to $2,791,888 for the year ended December 31, 2000 as compared to $3,768,905 for the year ended December 31, 1999.

                    Three-Month Period Ending March 31, 2001
              Compared to Three Month Period Ending March 31, 2000

Net Sales decreased 10.7% to $650,485 for the three months ended March 31, 2001 as compared to $728,537 for the same period in 2000. Cost of sales for the three-month period ended March 31, 2001, was $460,401, a 73.7% decrease as compared to $1,749,105 incurred during the comparable three-month period for the prior year. Such costs as a percentage of net sales were 70.8% during 2001 as compared to 240.1% during 2000. The redirection of our marketing effort resulted in a gross profit of $190,084 for the three months ended March 31, 2001, as compared to a gross loss of $1,020,568 for the three months ended March 31, 2000.

Inventory at March 31, 2001, was $2,084,067 as compared to $2,056,686 at December 31, 2000.

During the three-month period ended March 31, 2001, selling, general and administrative expenses were $645,153, versus $583,409 for the comparable period in 2000, a 10.6% increase. The increase is attributable primarily to increased professional fees. Interest expense for the three months ended March 31, 2001, was $110,054 as compared to $2,247 for the comparable period in 2000. The substantial increase in interest expense is attributable to the restructuring during the last calendar quarter of 2000 of our accounts payable accrued in 2000 to installment obligations bearing interest.

As a result of the above factors, the overall net loss decreased 63.1% to $580,373 for the three months ended March 31, 2001, as compared to $1,573,791 for the three months ended March 31, 2000.

Liquidity and Capital Resources

Our current ratio for the year ended December 31, 2000 deteriorated to 0.41:1 from 0.55:1 at December 31, 1999. The primary reason for the negative change was the reduction of inventory from $3,056,383 at December 31, 1999, to $2,056,686 at December 31, 2000, which was not offset by any meaningful reduction in total current liabilities. Furthermore, during the first quarter of 2001, trade receivables decreased from $883,825 to $554,743. We had a working capital deficit of $4,312,114 at December 31, 2000, and this deficit had increased to $4,749,518 by March 31, 2001. We recognized a substantial net loss from operations through 2000 and the first quarter of 2001. These factors raise substantial doubt about our ability to continue as a going concern.

To address this issue, we are currently working with vendors to restructure our debt through forbearance agreements and, in limited instances, possible conversion of debt to equity. During the last six months of 2000, we successfully extended payment terms on $940,000 of trade payables to monthly installment obligations with interest accruing at the rate of 8% per annum. We settled $646,283 of trade payables with another creditor by (i) paying $83,000 in cash, (ii) issuing a non-interest bearing note in the principal amount of $166,000 due in two installments in December 2000 and March 2001 (which were paid), (iii) issuing a promissory note in the principal amount of $73,000 bearing interest at 6% per annum payable in 18 monthly installments, and (iv) converting the remaining $324,284 to 352,070 shares of common stock.

We plan to continue to pursue efforts to restructure our debt and improve our financial condition, but there is no assurance that we will be successful in these efforts. If we fail to restructure our debt, we will be unable to meet our obligations as they become due, which could raise substantial doubt about our ability to continue as a going concern.

Forward-looking statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us. All statements, other than statements of historical fact, which address activities, actions, goals, prospects, or new developments that we expect or anticipate will or may occur in the future, including such things as expansion and growth of operations and other such matters are forward-looking statements. Any one or a combination of factors could materially affect our operations and financial condition. These factors include competitive pressures, success or failure of marketing programs, changes in pricing and availability of parts inventory, creditor actions, and conditions in the capital markets. Forward-looking statements made by us are based on knowledge of our business and the environment in which we currently operate. Because of the factors listed above, as well as other factors beyond our control, actual results may differ from those in the forward-looking statements.

                        DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth the names, ages and positions of our directors and officers and the officers of our operating subsidiary, CirTran Corporation
(Utah), along with their dates of service in such capacities.

         Name              Age                                Positions

   Iehab J. Hawatmeh      34       President, Chief Financial Officer, Secretary
                                   and Director of CirTran Corpoation; President of CirTran Corporation (Utah). Served since
                                   July 2000.

   Raed Hawatmeh          36       Director since June 2001.

   Trevor Saliba          26       Director since June 2001.

   Shaher Hawatmeh        35       Executive  Vice-President of CirTran
                                   Corporation  (Utah).  Served since July 2000.

Iehab J. Hawatmeh. Mr. Hawatmeh is our President and Secretary and a member of our Board of Directors. Mr. Hawatmeh served as the President and Chief Executive Officer of Circuit Technology, Inc. from 1993 until we acquired it in July 2000. In this position, he was responsible for all operational, financial, marketing and sales activities of Circuit Technology. He now performs similar functions for us and our operating subsidiary, CirTran Corporation (Utah). Mr. Hawatmeh is the brother of Shaher Hawatmeh.

Shaher Hawatmeh. Shaher Hawatmeh served as the Vice-President and Treasurer of Circuit Technology, Inc. from 1993 until July 2000 and now serves as Executive Vice-President of our operating subsidiary, CirTran Corporation (Utah). In such capacities, he is responsible for budget development, strategic planning, asset management and marketing. Mr. Hawatmeh is the brother of Iehab Hawatmeh.

Raed Hawatmeh. Raed Hawatmeh, who is not related to Iehab and Shaher Hawatmeh, has served as a director since June 2001. Mr. Hawatmeh has been a self-employed investor and venture capitalist for the past five years, specializing in financing start-up companies in the electronics industry.

Trevor Saliba. Mr. Saliba has served as a director since June 2001. In 1997, Mr. Saliba founded Saliba Corporation, a San Francisco construction company, and has served as its president since that time. Prior to 1997, Mr. Saliba was employed as a project engineer for Tutor-Saliba Corporation.

Two of our directors and officers, Iehab Hawatmeh and Shaher Hawatmeh, are currently subject to a criminal proceeding that is unrelated to our business and operations, and that arises out of a family dispute. If they are convicted on these charges, their ability to manage our corporate affairs may be materially and adversely affected.

Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.


                             EXECUTIVE COMPENSATION


The following table sets forth certain information regarding the annual and long-term compensation for services to us in all capacities (including Circuit Technologies, Inc.) for the prior fiscal years ended December 31, 2000, 1999, and 1998, of those persons who were either (i) the chief executive officer during the last completed fiscal year or (ii) one of the other four most highly compensated executive officers as of the end of the last completed fiscal year. The individuals named below received no other compensation of any type, other than as set out below, during the fiscal years indicated.

                                                             Annual Compensation
Name and Principal Position                  Year                 Salary ($)

Iehab J. Hawatmeh                            2000                  175,000
  President, Secretary,                      1999                  187,230
  Treasurer and Director                     1998                  128,923

Shaher Hawatmeh                              2000                  109,000
  Executive Vice President                   1999                   86,154
                                             1998                   74,157

Iehab Hawatmeh entered into an employment agreement with Circuit in 1993 that was assigned to us as part of the reverse acquisition of Circuit in July 2000. This agreement, which is of indefinite term, provides for a base salary for Mr. Hawatmeh, plus a bonus of 2% of our net profits before taxes, payable quarterly, and any other bonus our board of directors may approve. The agreement also provides that, if Mr. Hawatmeh is terminated without cause, we are obligated to pay him, as a severance payment, an amount equal to five times his then-current annual base compensation, in one lump-sum payment or otherwise, as Mr. Hawatmeh may direct.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth the number and percentage of the outstanding shares of our common stock which, according to the information supplied to us, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, (iii) all current directors and executive officers as a group and (iv) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock.

We do not currently have a stock option plan, and none of the individuals listed below own any options or warrants to purchase our common stock.

Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power over that security. Each director, officer, or 5% or more shareholder, as the case may be, has furnished us information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.


           Name and Address                             Relationship         Common Shares        Percent of Class
                                                        -----------          -------------        ----------------

Cogent Capital Corp.                                         5%                 772,332 (1)             7.41
P.O. Box 1362                                           Shareholder
Draper, Utah 84020

Saliba Private Annuity Trust (2)                             5%                 701,298                 6.73
115 S. Valley Street                                    Shareholder
Burbank, CA 91505

Roger Kokozyon                                               5%               1,847,708                17.73
4539 Haskell Avenue                                     Shareholder
Encino, CA 91436

Iehab J. Hawatmeh                                        Director,            2,072,154                19.89
4125 South 6000 West                                      Officer
West Valley City, Utah 84128                                & 5%
                                                        Shareholder

Raed Hawatmeh                                             Director            1,926,302                18.49
10989 Bluffside Drive                                       & 5%
Studio City, CA 91604                                   Shareholder

Shaher Hawatmeh                                           Officer               223,691                 2.15
4125 South 6000 West
West Valley City, Utah 84128

Trevor Saliba (2)                                         Director               - 0 -                    *
5 Thomas Mellon Circle, Suite 108
San Francisco, California 94134

All Officers and Directors as a Group                                         4,222,147                 40.5
(4 persons)


-------------------
     *   Less than 1%.
     (1) Includes 2,488 shares of stock held by an affiliate of Cogent Capital Corp.
     (2) Trevor Saliba, a director, is a passive beneficiary of Saliba Private Annuity Trust and has no control over its operations or management. Mr. Saliba disclaims beneficial control over the shares indicated.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


We lease our principal offices and manufacturing facility from I&R Properties LLC, a Utah limited liability company, at a monthly lease rate of $16,000 under a lease that has a current term expiring in November 2006. We have the option of renewing the lease for two additional 10-year terms. I & R Properties, LLC is owned and controlled by Iehab J. Hawatmeh, an officer, director and principal stockholder, Raed Hawatmeh, a principal stockholder and director, and Shaher Hawatmeh, an officer of CirTran Corporation (Utah), our operating subsidiary.

As of December 31, 2000, Iehab Hawatmeh had loaned a total of $1,020,966 to us, and since January 1, 2001, he has loaned us an additional $169,000. The loans are demand loans, bear interest at 10% per annum and are unsecured.

In 1999, Circuit entered into an agreement with Cogent Capital Corp., or "Cogent," a financial consulting firm, whereby Cogent agreed to assist and provide consulting services to Circuit in connection with a possible merger or acquisition. Pursuant to the terms of this agreement, we issued 800,000 restricted shares of our common stock to Cogent in July 2000 in connection with our acquisition of the assets and certain liabilities of Circuit.


                           DESCRIPTION OF COMMON STOCK


Our authorized capital consists of 500,000,000 share of common stock, $0.001 par value. We are not authorized to issue preferred stock. As of June 29, 2001, 10,420,067 shares of our common stock were issued and outstanding.

Each holder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments, and are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, in its sole discretion, from funds legally available for such use. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

We have never declared or paid a cash dividend on our capital stock, nor do we expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

We have  elected not to be governed  by the terms and  provisions  of the Nevada
Private Corporations Law that are designed to delay, defer or prevent a change in control of the Company.

Registration Rights and Related Matters

Pursuant to an agreement dated November 3, 2000 and as part of our debt settlement with Future Electronics Corporation, or Future, we granted certain registration rights to Future with respect to 352,070 shares of our common stock. These rights provide Future with the opportunity, subject to certain terms and conditions, to include up to 50% of our common stock that it holds in any registration statement filed by us. Among other things, we have agreed to pay any costs incurred with the registration of such stock and to keep any registration statement we file active for a period of 180 days or until the distribution contemplated in the registration statement has been completed. Future's registration rights are assignable and transferable to any individual or entity that does not directly compete with us.

A total of 114,425 shares of our common stock held by Future, or approximately 33% of the total number of the shares held by it, are being included in this registration statement.

In connection with our debt settlement with Future, our three largest shareholders entered into lock-up agreements with Future, whereby they agreed not to sell to the public any shares of our common stock held by them until June 27, 2002, unless previously consented to by Future.


            MARKET FOR COMMON SHARES AND RELATED STOCKHOLDER MATTERS


Our common stock has traded sporadically on the Pink Sheets under the symbol "CIRT" since July 2000. The following table sets forth, for the respective periods indicated, the prices of our common stock as reported and summarized on the Pink Sheets. These prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

Calendar Quarter Ended                 High Bid                   Low Bid

September 30, 2000                      $0.001                    $0.001
December 31, 2000                       $4.000                    $4.000
March 31, 2001                          $5.500                    $3.000
June 30, 2001                           $3.500                    $1.500

As of June 29, 2001, we had 528 shareholders of record holding 10,420,067 shares of common stock. We have not paid, nor declared, any dividends on our common stock since our inception and do not intend to declare any such dividends in the foreseeable future. Our ability to pay dividends is subject to limitations imposed by Nevada law. Under Nevada law, dividends may be paid to the extent the corporation's assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business.


                              SELLING SHAREHOLDERS


The following table sets forth the number of shares that may be offered for sale from time to time by the selling shareholders. The shares offered for sale are currently issued and, except as noted in the footnotes below, constitute all of the shares known to us to be beneficially owned by the respective selling shareholders. None of the selling shareholders has held any position or office with us, nor are any of the selling shareholders associates or affiliates of any of our officers or directors, except as indicated.

                                                                Number of
                            Name of Selling Shareholder        Shares Held

Viken Almadjian                                                  34,762
Adel Atallah                                                    119,025
Badi Atallah                                                     28,717
Hosep Bajakajian                                                235,781
Zareh K. Boghossian                                              33,251
Oscar Chahine                                                    71,037
Cogent Capital Corp. (1)                                        769,844
Vatche Elmadjian                                                 71,792
Vatche Elmadjian & Abraham Elmadjian                             30,228
Wael Fakhouri                                                    46,854
Widad Fakhouri                                                   37,785
Future Electronics Corporation (2)                              114,425
Hayel Hawatmeh                                                   47,610
Khaldoun Hawatmeh                                               106,555
Ola Hawatmeh                                                     36,274
Rajai Hawatmeh                                                  201,775
Rajai Hawatmeh & Rema Hawatmeh                                   37,785
Saad S. Hawatmeh                                                 30,984
William Hawatmeh & Layla Hawatmeh                                33,251
George Homsi                                                     61,968
Waleed Jweainat                                                  93,708
Fares Khoury                                                     15,870
Vijay Kumar                                                      12,091
George Madanat & Maha Madanat                                    30,228
Milagro Holdings, Inc.                                           97,482
Said Naber                                                       49,121
Zaher Abdul Razak                                               151,142
Ammy Saliba                                                      70,281
Julie Saliba                                                     70,281
Saliba Private Annuity Trust (3)                                701,298
Mohamad Tavakkoli                                                30,228
Mihran Tcholakian                                                60,457
                                                                ------
  Total Number of Shares                                      3,531,890
--------------------

     (1) An affiliate of Cogent Capital Corp. owns 2,488 shares of our common stock.
     (2) Future Electronics Corporation currently owns a total of 352,070 shares of our common stock and has agreed to register only approximately 33% of this amount, or 114,425 shares. See above under "Description of Common Stock - Registration Rights and Related Matters."
     (3) Trevor Saliba, one of our directors, is a passive beneficiary of this shareholder and has no control over its operations or management. Mr. Saliba disclaims beneficial control over the shares indicated.


                              PLAN OF DISTRIBUTION


We have filed the registration statement of which this prospectus forms a part with respect to the sale of the shares by the selling shareholders. There can be no assurance, however, that the selling shareholders will sell any or all of the offered shares.

We will not use the services of underwriters or dealers in connection with the sale of the shares registered hereunder. We will pay all expenses of registration incurred in connection with this offering, but the selling shareholders will pay all brokerage commission and other similar expenses incurred by them.

In offering and selling the shares, the selling shareholders will act as principals for their own accounts and may sell the shares through public or private transactions, on or off established markets, at prevailing market prices or at privately negotiated prices. The selling shareholders will receive all of the net proceeds from the sale of the shares and will pay all commissions and underwriting discounts in connection with their sale.

The distribution of the shares by the selling shareholders is not subject to any underwriting agreement. We expect that the selling shareholders will sell the shares through customary brokerage channels, including broker/dealers acting as principals (who then may resell the shares), in private sales, in transactions under Rule 144 under the Securities Act of 1933, or in block trades in which the broker/dealer engaged will attempt to sell the shares as agent but position and resell a portion of the block as principal to facilitate the transaction. The selling shareholders and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to those persons could be regarded as underwriters compensation.

From time to time, the selling shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in our common shares, and will be able to sell and deliver the shares in connection with those transactions or in settlement of securities loans. In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in those sales. Brokers or dealers may receive commissions or discounts from the selling shareholders (or, if any such broker dealer acts as agent for the purchaser of those shares, from the purchaser) in amounts to be negotiated (which are not expected to exceed those customary in the types of transactions involved.) Brokers and dealers may agree with a selling shareholder to sell a specified number of shares at a stipulated price per share and, to the extent those brokers and dealers are unable do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker dealer commitment to a selling shareholder. Broker dealers who acquire shares as principals may thereafter resell those shares from time to time in transactions in the over-the-counter market or otherwise and at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or negotiated transactions and, in connection with those resells, may pay to or receive from the purchasers of those shares commissions as described above.

At the time a particular offer of the shares is made, to the extent it is required, we will distribute a supplement to this prospectus that will identify and set forth the aggregate amount of shares being offered and the terms of the offering. A selling shareholder may sell shares at any price. Sales of the shares at less than market price may depress the market price of our common stock. Subject to applicable securities laws, the selling shareholders will generally not be restricted as to the number of shares that they may sell at any one time, and it is possible that a significant number of shares could be resold at the same time.

The selling shareholders and any other person participating in the distribution of the shares will also be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated under it, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the shares by the selling shareholders and any other person. Furthermore, Regulation M of the Securities Exchange Act of 1934 may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to 5 business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

To comply with certain states securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless a selling shareholder meets the applicable state notice and filing requirements.

                              AVAILABLE INFORMATION

         This prospectus does not contain all of the information set forth in the registration statement relating to our common stock. For further information, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in the prospectus referring to documents are not necessarily complete descriptions of such documents and, in each instance, reference is made to the copies of the documents filed as exhibits to the registration statement. Each such statement is qualified in its entirety by that reference. Copies of these documents may be inspected, without charge, at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549 and at the Denver Regional offices of the Commission located at 1801 California Street, Suite 4800, Denver, Colorado 80202. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of this material also should be available through the Internet by using the Commission's EDGAR Archive, the address of which is http://www.sec.gov.


                                LEGAL PROCEEDINGS


As of December 31, 2000, our operating subsidiary, CirTran Corporation (Utah), had accrued liabilities in the amount of $1,044,936 for delinquent payroll taxes. Of this amount, approximately $120,000 is due the State of Utah. We have negotiated a payment schedule with respect to this amount, pursuant to which we are making 12 monthly payments of $10,863. We are currently attempting to negotiate a similar payment plan with the federal government with respect to approximately $920,000 in outstanding unpaid withholding taxes.

We also assumed certain liabilities of Circuit Technology, Inc. in connection with our transactions with that entity in the year 2000, and we are a defendant in a number of legal actions involving an alleged breach of lease agreement and nonpayment of vendors for goods and services received. With the exception of the Sunborne action, described below, none of these proceedings involves a claim exceeding 10% of our assets.

CirTran Corporation (Utah) (as successor to Circuit Techology, Inc.) is defendant in an action in El Paso County, Colorado District Court, brought by Sunborne XII, LLC, a Colorado limited liability company, for alleged breach of a sublease agreement involving facilities located in Colorado. CirTran's liability in this action has been estimated to range from $0 to $2.5 million. The wide range is due to two rent calculation methods written in the master lease. CirTran Corporation (Utah) filed a counter suit in the same court against Sunborne in an amount exceeding $500,000 for missing equipment. All parties involved in these actions are currently attempting to negotiate a settlement to the various claims. To date, no settlement has been reached, and there can be no assurance that we will be successful in negotiating a settlement of these claims.

In January of 2001, we filed a breach of contract action in Salt Lake City, Utah, against Osicom, one of our customers, seeking damages of $875,000. The dispute relates to Osicom's cancellation of a portion of a manufacturing contract with us as a result of a downturn in its business operations.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE


Following the acquisition of the assets of Circuit Technology, Inc. by CirTran in July 2000, the independent accountants of Circuit Technology for the year ended December 31, 1999, Grant Thornton LLP, continued as the independent accountants of CirTran for the year ended December 31, 2000.

The former accountant for CirTran, Pritchett, Siler & Hardy, P.C., reported on the financial statements of CirTran for the fiscal year ended December 31, 1999. The report of the former accountant did not contain any adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principle.

During our two most recent fiscal years and subsequent interim periods through the date of this report, there were no disagreements with the former accountant on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of the former accountant would have caused it to make reference thereto in its report on the financial statements for such years.


                               EXPERTS AND COUNSEL

Our consolidated financial statements as of December 31, 2000 and 1999 have been incorporated herein in reliance on the report of Grant Thorton LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

Parsons Behle & Latimer, Salt Lake City, Utah, will pass on the validity of our common stock being offered by this prospectus.


                    COMMISSION'S POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES


Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                              FINANCIAL STATEMENTS

                          Index to Financial Statements

Audited Financial Statements:                                                                            Page
          Report of Independent Certified Public Accountants                                              F-1

          Consolidated Balance Sheets as of December 31, 2000 and 1999                                    F-2

          Consolidated Statements of Operations for Years Ended December 31, 2000 and 1999                F-3

          Consolidated Statement of Stockholders' Deficit                                                 F-4

          Consolidated Statements of Cash Flows for the Years Ended December 31, 2000 and 1999            F-5

          Notes to Consolidated Financial Statements                                                      F-7

Interim Financial Statements (Unaudited):

          Consolidated Balance Sheets as of March 31, 2001 and December 31, 2000                          F-18

          Consolidated Statements of Operations for the Three Months Ended March 31, 2001 and 2000        F-19

          Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2001 and 2000        F-20

          Notes to Interim Consolidated Financial Statements                                              F-22

                              REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
CirTran Corporation and Subsidiary

We have audited the accompanying consolidated balance sheets of CirTran Corporation and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CirTran Corporation and Subsidiary, as of December 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the consolidated financial statements, the Company has an accumulated deficit, has suffered losses from operations and has negative working capital that raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                           /s/ Grant Thornton LLP


Salt Lake City, Utah
March 9, 2001



                       CirTran Corporation and Subsidiary

                           CONSOLIDATED BALANCE SHEETS
                                  December 31,

                                     Assets

                                                                                  2000             1999
                                                                            ---------------   ------------
Current assets (Note g)
    Cash and cash equivalents                                              $     11,068      $        500
    Trade accounts receivable, net of allowance for doubtful
      accounts of $72,774 in 2000 and $360,493 in 1999                          883,825           973,351
    Inventories, net (Note C)                                                 2,056,686         3,056,383
    Other                                                                        94,176            93,621
                                                                            ---------------   ------------
           Total current assets                                               3,045,755         4,123,855

PROPERTY AND EQUIPMENT, AT COST, NET
   (Notes D, G and H)                                                         1,871,076         2,603,022

OTHER ASSETS, NET (Notes E and G)                                                46,072           251,234
                                                                            ---------------   ------------
                                                                           $  4,962,903      $  6,978,111
                                                                            ===============   ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    Checks written in excess of cash in bank                               $      5,491      $     77,656
    Accounts payable                                                          1,166,057         2,366,187
    Accrued liabilities (Note J)                                              1,711,991           598,786
    Line of credit (Note F)                                                           -         2,792,609
    Current maturities of long-term obligations (Note G)                      3,414,090           475,385
    Current maturities of capital lease obligations (Note H)                     39,274           100,920
    Notes payable to stockholders (Note I)                                    1,020,966         1,035,966
                                                                            ---------------   ------------
           Total current liabilities                                          7,357,869         7,447,509

LONG-TERM OBLIGATIONS, less current maturities (Note G)                         529,964           726,968

CAPITAL LEASE OBLIGATIONS, less current maturities (Note H)                      14,257            82,317

COMMITMENTS (Notes F, H and K)                                                        -                 -

STOCKHOLDERS' DEFICIT (Notes B, I and L)
    Common stock, par value $0.001;  Authorized 50,000,000 shares;
      issued and outstanding; 10,420,067 in 2000 and 8,618,104 in 1999           10,420             8,618
    Additional paid-in capital                                                5,810,035         4,766,453
    Receivable from stockholders (Note I)                                             -           (86,000)
    Accumulated deficit                                                      (8,759,642)       (5,967,754)
                                                                            ---------------   ------------
           Total stockholders' deficit                                       (2,939,187)       (1,278,683)
                                                                            ---------------   ------------
                                                                           $  4,962,903      $  6,978,111
                                                                            ===============   ============


The accompanying notes are an integral part of these statements.



                       CirTran Corporation and Subsidiary

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                             Year ended December 31,


                                                              2000             1999
                                                         ---------------  ---------------
Net sales                                               $    6,373,096   $    9,860,489

Cost of sales                                                6,191,724       10,427,294
                                                         ---------------  ---------------
           Gross profit (loss)                                 181,372         (566,805)

Selling, general and administrative expenses                 1,909,790        2,594,430
Plant closure expenses                                         292,000                -
                                                         ---------------  ---------------
           Loss from operations                             (2,020,418)      (3,161,235)

Other income (expense)
    Interest                                                  (843,069)        (764,486)
    Other, net                                                  71,599          156,816
                                                         ---------------  ---------------
                                                              (771,470)        (607,670)
                                                         ---------------  ---------------
           Loss before income taxes                         (2,791,888)      (3,768,905)

Income taxes (Note M)                                                -                -
                                                         ---------------  ---------------
           NET LOSS                                     $   (2,791,888)  $   (3,768,905)
                                                         ===============  ===============


Loss per common share
    Basic                                               $        (0.29)           (0.47)
    Diluted                                                      (0.29)           (0.47)

Weighted-average common shares outstanding
      Basic                                                  9,584,735        7,953,080
    Diluted                                                  9,584,735        7,953,080





        The accompanying notes are an integral part of these statements.



                       CirTran Corporation and Subsidiary

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

                     Years ended December 31, 2000 and 1999



                                        Common Stock
                              --------------------------------   Additional      Receivable
                                   Number                         paid-in           from          Accumulated
                                  of shares          Amount       capital       stockholders        deficit           Total
                              ----------------   -------------  -----------   ---------------   --------------   --------------
   Balances at January 1,         7,325,842      $     7,326   $ 2,831,510   $     (225,000)   $   (2,198,849)  $      414,987
      1999

   Issuance of common stock       1,421,488            1,421     2,169,814                -                 -        2,171,235

   Repurchase and retirement
      of common stock              (129,226)            (129)     (234,871)         225,000                 -          (10,000)

   Net loss                               -                -             -                -        (3,768,905)      (3,768,905)

   Receivable from                        -                -             -          (86,000)                -          (86,000)
      stockholders
                              ----------------   -------------  -----------   ---------------   --------------   --------------
   Balances at December 31,       8,618,104            8,618     4,766,453          (86,000)       (5,967,754)      (1,278,683)
      1999

   Issuance of common stock         627,238              627       945,473                -                 -          946,100

   Repurchase and retirement
      of common stock               (45,343)             (45)      (79,955)               -                 -          (80,000)

   Recapitalization of
      company (Note A1)             943,568              944          (944)               -                 -                -

   Stock issued for debt            352,070              352       323,932                -                 -          324,284

   Purchase and retirement
      of common stock for           (75,570)             (76)     (144,924)               -                 -         (145,000)
      debt

   Net loss                               -                -             -                -        (2,791,888)      (2,791,888)

   Payment from stockholders              -                -             -           86,000                 -           86,000
                              ----------------   -------------  -----------   ---------------   --------------   --------------
   Balances at December 31,      10,420,067     $     10,420     5,810,035   $            -    $   (8,759,642)  $   (2,939,187)
      2000
                              ================   =============  ===========   ===============   ==============   ==============



         The accompanying notes are an integral part of this statement.


                       CirTran Corporation and Subsidiary

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Year ended December 31,


                                                                                      2000            1999
                                                                                --------------  --------------
Increase (decrease) in cash and cash equivalents
    Cash flows from operating activities
       Net loss                                                              $      (2,791,888) $   (3,768,905)
       Adjustments to reconcile net loss to net
         cash used in operating activities
           Depreciation and amortization                                               961,506       1,080,193
           Loss on disposal of property and equipment                                        -          85,209
           Provision for doubtful trade receivables                                     69,250         285,743
           Provision for inventory obsolescence                                        (87,595)        329,561
           Changes in assets and liabilities
               Trade accounts receivable                                                20,276         514,333
               Inventories                                                           1,087,292         (93,889)
               Other assets                                                            (12,183)        129,492
               Accounts payable                                                       (636,846)       (289,282)
               Accrued liabilities                                                   1,113,205         346,686
                                                                                  --------------  --------------
                  Total adjustments                                                  2,514,905       2,388,046
                                                                                  --------------  --------------
                  Net cash used in
                    operating activities                                              (276,983)     (1,380,859)
                                                                                  --------------  --------------
    Cash flows from investing activities
       Purchase of property and equipment                                              (12,770)       (453,351)
       Acquisition costs                                                                     -         (47,857)
                                                                                  --------------  --------------
                   Net cash used in
                    investing activities                                               (12,770)       (501,208)
                                                                                  --------------  --------------





                                   (Continued)



 CirTran Corporation and Subsidiary

                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                             Year ended December 31,

                                                                                       2000           1999
                                                                                  -------------  --------------
    Cash flows from financing activities
       Decrease in checks written in excess of cash in bank                            (72,165)      (124,759)
       Payments from stockholders                                                       86,000              -
       Borrowings from stockholders                                                    (15,000)     1,035,966
       Net change in line of credit                                                          -     (1,194,580)
       Principal payments on long-term obligations                                    (825,593)      (291,266)
       Proceeds from long-term obligations                                             390,685        606,719
       Payments on capital lease obligations                                          (129,706)      (226,987)
       Purchase and retirement of common stock                                         (80,000)       (10,000)
       Issuance of common stock                                                        946,100      2,085,235
                                                                                  -------------  --------------
                  Net cash provided by
                    financing activities                                               300,321      1,880,328
                                                                                  -------------  --------------

                  Net increase (decrease) in cash and cash equivalents                  10,568         (1,739)

Cash and cash equivalents at beginning of year                                             500          2,239
                                                                                  -------------  --------------
Cash and cash equivalents at end of year                                         $      11,068  $         500
                                                                                  =============  ==============

Supplemental disclosure of cash flow information

Cash paid during the year for interest                                           $     622,266  $     764,486

Noncash investing and financing activities

Capital lease obligation incurred for equipment (Note H)                                     -         26,954

Common stock retired as payment of receivables from
   stockholders                                                                              -        225,000

Receivable from stockholders for purchase of stock                                           -         86,000

Stock issued for debt                                                                  324,284              -

Notes issued for accounts payable                                                      239,000              -

Stock converted to debt                                                                145,000              -

Conversion of line of credit to convertible note payable                             2,792,609              -




        The accompanying notes are an integral part of these statements.

                       CirTran Corporation and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

       1.   Business activity

       The Company provides turnkey manufacturing services using surface mount technology, ball-grid array assembly, pin-through-hole and custom injection molded cabling for leading electronics OEMs in the communications, networking, peripherals, gaming, consumer products, telecommunications, automotive, medical and semiconductor industries. The Company provides a wide variety of pre-manufacturing, manufacturing and post-manufacturing services. The Company also designs, develops, manufactures and markets a full line of local area network products, with emphasis on token ring and Ethernet connectivity.

       Effective July 1, 2000, all of the assets and certain liabilities of Circuit Technology Corporation (Circuit) were acquired by CTI Systems, Inc. (CTISI), a wholly owned subsidiary of Vermillion Ventures, Inc.
       (VVI), an inactive corporation. The stockholders of Circuit received 10,000,000 shares of VVI common stock in the transaction of which 800,000 shares were paid by Circuit to Cogent Capital Corp. for services performed in facilitating the transaction. CTISI subsequently changed its name to CirTran Corporation.

       The  merger  was  accounted  for  as a  reverse  acquisition  of  CirTran
       Corporation by Circuit. Although CirTran Corporation will be the surviving legal entity, for accounting purposes Circuit was treated as the surviving accounting entity.

       2.   Principles of consolidation

       The consolidated financial statements include the accounts of CirTran Corporation and its wholly-owned subsidiary, Racore Technology Corporation. All significant intercompany transactions have been eliminated in consolidation.

       3.   Revenue recognition

       Revenue is recognized when products are shipped to customers.

       4.   Cash and cash equivalents

       The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

       5.   Inventories

       Raw material inventories consist primarily of circuit boards, components and cables and are valued at the lower of average cost or market. Work in process and finished goods include materials, labor and overhead.

       6.   Property and equipment

       Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives. Leasehold improvements are amortized over the shorter of the life of the lease or the service life of the improvements. The straight-line method of depreciation and amortization is followed for financial reporting purposes. Maintenance, repairs and renewals which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in earnings.

       7.   Other assets

       Other assets consist of intellectual property, financing costs and acquisition costs. Intellectual property is recorded at cost and amortized over the period proceeds are received or on a straight-line basis over three years, whichever is shorter. Financing and acquisition costs are amortized on a straight-line basis over one to five years.

       Intangible assets are evaluated periodically as events or circumstances indicate a possible inability to recover the carrying amount. Such evaluation is based on various analyses, including undiscounted cash flows and profitability projections. Impairment would be recognized in operating results if expected future operating undiscounted cash flows are less than the carrying value of intangible assets.

       Amortization expense totaled $216,790 and $269,930 for 2000 and 1999, respectively.

       8.   Checks written in excess of cash in bank

       Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes. Additionally, at times banks may temporarily lend funds to the Company by paying out more funds than are in the Company's account. These overdrafts are included as a current liability in the balance sheets.

       9.     Income taxes

       As of December 31, 2000, the Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized. Research tax credits are recognized as utilized.

       The Company operated, for tax purposes, as a corporation under provisions of Subchapter S of the Internal Revenue Code through May 10, 2000 (Note
       M).

       10.      Use of estimates

       In preparing the Company's financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates (Note B).

       11.      Concentrations of risk

       Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The Company sells substantially to recurring customers wherein the customer's ability to pay has previously been evaluated. The Company generally does not require collateral. Allowances are maintained for potential credit losses, and such losses have been within management's expectations. At December 31, 2000 and 1999, this allowance was $72,774 and $360,493, respectively.

       At December 31, 2000, accounts receivable from customers located in Baltimore, Maryland and Eagle Pass, Texas, represented approximately 49 percent and nine percent, respectively, of total trade accounts receivable. The Company has accounts payable to the Baltimore, Maryland company of approximately 78 percent of the accounts receivable balance (with a right of offset). Sales to these customers accounted for 46 percent and 13 percent of 2000 revenues, respectively. In addition, one customer accounted for 30% of net sales in 1999.

       12.  Fair value of financial instruments

       The carrying value of the Company's cash and cash  equivalents  and trade accounts receivable, approximates their fair values due to their short-term nature. The fair value of certain of the trade and notes payable in default is not determinable.

       13.  Net loss per share

       Basic Earnings Per Share (EPS) are calculated by dividing earnings (loss) available to common shareholders by the weighted-average number of common shares outstanding during each period. Diluted EPS are similarly calculated, except that the weighted-average number of common shares outstanding includes common shares that may be issued subject to existing rights with dilutive potential. Diluted EPS is not calculated for periods of net loss because to do so would be anti-dilutive.

       14.  Reclassifications not material

       Certain reclassifications have been made to the 1999 financial statements to conform with the 2000 presentation.

NOTE B - REALIZATION OF ASSETS

       The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations in 2000 and 1999. The Company also has an accumulated deficit of $8,759,642 and total stockholders' deficit of $2,939,187 at December 31, 2000. In addition, the Company has used, rather than provided, cash in its operations.

       Since February of 2000, the Company has operated without a line of credit. Many of the Company's vendors stopped credit sales of components used by the Company to manufacture products and as a result, the Company converted certain of its turnkey customers to customers that provide consigned components to the Company for production.

       In view of the matters described in the preceding paragraphs, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain or replace present financing, to acquire additional capital from investors, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

       Abacus Ventures, Inc. purchased the Company's line of credit (Note F) from the lender. Management has indicated that the lender, based on certain criteria, is willing to exchange the debt for common stock. The Company's plans include working with vendors to convert approximately 72 percent of trade payables into long-term notes and common stock and cure defaults with lenders through forbearance agreements that the Company will be able to service. Approximately $940,000 of trade payables have been converted. The Company has initiated new credit arrangements for smaller dollar amounts with many vendors and will pursue a new line of credit after negotiations with vendors are complete. If successful, these plans will add significant equity to the Company.

       In the future, significant amounts of additional cash will be needed to reduce debt and to fund losses until the Company becomes profitable. During 2000, the Company has raised approximately $946,000 of additional capital from investors. During 2000, the Company's president also loaned the Company an additional $50,000 (Note G). The Company is continuing to seek infusions of capital from investors and is also attempting to replace its line of credit. Management has made changes in operations to reduce labor and other costs and believes that if adequate cash and capital as described above are obtained, the Company can become profitable.

NOTE C - INVENTORIES

       Inventories consist of the following:
                                                   2000             1999
                                               ------------    ------------
        Raw materials                         $  1,791,520    $  1,677,554
        Work-in process                            169,676       1,015,925
        Finished goods                             497,798         852,807
                                               ------------    ------------
                                                 2,458,994       3,546,286
        Less reserve for obsolescence              402,308         489,903
                                               ------------    ------------
                                              $  2,056,686    $  3,056,383
                                               ============    ============

NOTE D - PROPERTY AND EQUIPMENT

       Property and equipment and estimated service lives consist of the following:
                                                                     Estimated
                                       2000             1999       service lives
                                   ------------    -------------   -------------
Production equipment             $  3,140,450    $   3,138,908          5-10
Leasehold improvements                957,845          954,170          7-10
Office equipment                      628,522          620,969          5-10
Other                                 118,029          118,029           3-7
                                   ------------    -------------
                                    4,844,846        4,832,076
Less accumulated depreciation
   and amortization                 2,973,770        2,229,054
                                  ------------    -------------
                                 $  1,871,076    $   2,603,022
                                  ============    =============


NOTE E - OTHER ASSETS

       Other assets consist of the following:

                                      2000             1999
                                  ------------     ------------
Intellectual property            $    586,843     $    582,540
Financing and acquisition costs       156,874          150,939
Other                                  10,587            9,197
                                  ------------     ------------
                                      754,304          742,676
Less accumulated amortization         708,232          491,442
                                  ------------     ------------
                                 $     46,072    $     251,234
                                  ============     ============

NOTE F - LINE OF CREDIT

       During 2000, the Company's line of credit was assumed by Abacas Ventures, Inc. Abacas Ventures, Inc. converted the amount owing into a note payable, which will be convertible into shares of common stock. The entire amount of the note is included in current maturities. The conversion date and price have not been determined.



NOTE G - LONG-TERM OBLIGATIONS

       Long-term obligations consist of the following:
                                                                                           2000            1999
                                                                                       ------------   -------------

        Note payable to a company,  payable in full, due on demand,  interest at
           10%, collateralized by all assets of the Company. Interest associated with this note of  $142,042  was  accrued  and  included  in  accrued liabilities at December 31, 2000.
                                                                                      $  2,435,007   $          -

        Note   payable  to  a  financial   institution,   due  in  monthly
           installments  of $9,462,  including  interest at 8.61%,  with a
           maturity date of April 2004, collateralized by equipment                        377,235        446,352

        Note payable  to a  company,  due in  monthly  installments  of  $6,256, including interest at 8%, until paid, collateralized by
           equipment                                                                       181,431        143,437

        Note payable to a financial institution,  due in monthly installments of
           $20,000,  including  interest at 4% over prime (12.5% at December 31,
           2000), with a maturity date of July
           2001, collateralized by equipment                                               197,285        301,504

        Note payable  to a company,  due in two  installments  of  $83,000  plus accrued interest at 10% with a maturity of June 2001,
           unsecured                                                                       166,000              -

        Note  payable to a  shareholder,  due in monthly  installments  of
           $12,748 until paid, including interest at 10%, unsecured                        130,000              -

        Note payable to a company,  due in monthly  installments of $1,972
           until paid, including interest at 8%, unsecured                                  93,307              -


        Note payable to an individual,  due in monthly  installments  of $5,000, including  interest  at a rate of 9.5%,  with a maturity  date of May
           2000, collateralized by all assets of the Company, past due                      85,377        104,212

        Note payable to a finance  corporation,  due in monthly  installments of
           $3,280, including interest at prime (11.5% at December 31, 2000) plus
           3%, with a maturity date of January 2002, collateralized by equipment            78,105         82,083

        Note payable to a  company,  due in 18  monthly  installments  of $1,460 followed by six monthly installments of $2,920, including interest at
           6%, with a maturity date of April 2003, unsecured                                73,000              -

        Note payable to a stockholder/officer,  payable in full on demand,
           interest rate 10%, unsecured                                                     50,000              -





                                      F-12


        Note payable to a finance  corporation,  due in monthly  installments of
           $4,152,  including interest at 9%, with a maturity date of July 2000,
           collateralized by equipment and trade accounts receivable, past due              50,619         63,176

        Note payable to a finance  corporation,  due in monthly  installments of
           $3,114, including interest at 9%, with a maturity date of March 2000,
           collateralized by equipment and trade accounts receivable, past due              15,083         35,761

        Note payable to a finance  corporation,  due in monthly  installments of
           $3,114,  including  interest at 9%, with a maturity date of May 2001,
           collateralized by equipment and trade accounts receivable                        11,605         25,828
                                                                                      ------------   -------------
                                                                                         3,944,054      1,202,353
        Less current maturities                                                          3,414,090        475,385
                                                                                      ------------   -------------
                                                                                     $     529,964   $    726,968
                                                                                      ============   =============

       The Company's long-term obligations mature as follows:

        Year ending December 31,
            2001                                                                     $   3,414,090
            2002                                                                           296,558
            2003                                                                           174,454
            2004                                                                            39,935
            2005                                                                            19,017
            Thereafter                                                                           -
                                                                                      ------------
                                                                                     $   3,944,054
                                                                                      ============



       Certain of the Company's long-term obligations contain various covenants and restrictions. The agreements provide for the acceleration of principal payments in the event of a covenant violation or a material adverse change in the operations of the Company. As of December 31, 2000, the Company was not in compliance with certain of these covenants.


NOTE H - LEASES

       The Company conducts a substantial portion of its operations utilizing leased facilities and equipment consisting of sales office, warehouses, manufacturing plant, and transportation and computer equipment. Generally, the leases provide for renewal for various periods at stipulated rates.

       The following is a schedule by year of future minimum lease payments under operating and capital leases, together with the present value of the net lease payments as of December 31, 2000:

                                                    Capital       Operating
   Year ending December 31,                          leases         leases
   ------------------------                     -------------  --------------
       2001                                    $    46,718     $    320,526
       2002                                          8,523          324,713
       2003                                          4,389          329,037
       2004                                          3,657          226,298
       2005                                              -          191,688
       Thereafter                                        -          175,714
                                                -------------  --------------
   Future minimum lease payments                    63,287     $  1,567,976
                                                               ==============
   Amounts representing interest                    (9,756)
                                                -------------
   Present value of net minimum lease payments      53,531
   Less current maturities                          39,274
                                                -------------
                                                $   14,257
                                                =============


       The building leases provide for payment of property taxes, insurance and maintenance costs by the Company. One of the buildings is leased from related parties (Note I). Rental expense for operating leases totaled $325,722 and $743,552 for 2000 and 1999, respectively.

       The Company has an option to renew one building lease for two additional ten-year periods upon expiration of the term in 2006 (Note I).

       Property and equipment includes $271,423 of equipment under capital leases at both December 31, 2000 and 1999. Accumulated amortization amounted to $181,881 and $138,951 at December 31, 2000 and 1999,
       respectively, for equipment under capital leases.


NOTE I - RELATED PARTY TRANSACTIONS

       Lease

       The Company entered into a lease for manufacturing and office space with another company owned by certain stockholders of the Company (Note H). The terms of the lease include monthly payments to the lessor of $15,974 for a period of ten years after which the lease is renewable for two additional ten-year periods.

       Note payable

       At various times during 2000 the Company had amounts due to stockholders. The balance due to stockholders at December 31, 2000 and 1999 was $1,020,966 and $1,035,966, respectively. Interest associated with amounts due to stockholders was $103,305 at December 31, 2000 and is included in accrued liabilities. The Company also has an additional balance due to its president of $50,000 at December 31, 2000 (Note G).

NOTE J - ACCRUED LIABILITIES

       Accrued liabilities include approximately $1,044,936 of delinquent payroll taxes. The Company has negotiated a payment schedule with the state of Utah requiring 12 monthly payments of $10,863. Negotiations are underway with the federal government to set up a similar payment schedule for the balance.

NOTE K - LITIGATION

       Circuit (the surviving accounting entity, Note A1) is a defendant in an alleged breach of a facilities sublease agreement in Colorado. A lawsuit was filed in which the plaintiff seeks to recover past due rent, future rent, and other lease charges. The management and their attorneys have estimated the range of potential loss to be between $0 and $2,500,000. The wide range is due to two rent calculation methods written in the master lease. Under one calculation, the amount would be minimal. Under the other calculation, the amount would represent all future rent (reduced by rent received from future tenants). Currently, a new tenant on a short-term lease occupies the premises. The Company filed a suit against the landlord for an amount in excess of $500,000 for missing equipment.

       Circuit is also the defendant in numerous legal actions primarily resulting from nonpayment of vendors for goods and services received. The Company has accrued the payables and is currently in the process of negotiating settlements with these vendors.

NOTE L - LOSS PER COMMON SHARE

       The following data show the shares used in computing loss per common share:

                                                        2000             1999
                                                   -------------  --------------
  Common shares outstanding during entire
   period                                             8,618,104       7,325,842

  Net weighted average common shares issued
   during period                                        966,631         627,238
                                                   -------------  --------------
  Weighted average number of common shares used
   in basic EPS                                       9,584,735       7,953,080
                                                   =============  ==============

NOTE M - INCOME TAXES

       The Company operated, for tax purposes, as a corporation under provisions of Subchapter S of the Internal Revenue Code through May 10, 2000. During this period, taxes on income of the Company flowed through to the stockholders. Accordingly, the Company was not subject to federal income taxes on Company operating results for the period in which the S election was in existence, and no provision or current liability or asset for federal or state income taxes for those periods has been reflected.

       On May 10, 2000, the Company revoked their S election and became a taxable entity. Effective with the change, in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting.

       Income tax expense at December 31, 2000, consists of the following:

            Current                                    $           -
            Deferred                                               -
                                                        -------------
                                                       $           -
                                                        =============

       The tax effects of temporary differences which gave rise to deferred tax assets and liabilities at December 31, 2000, are as follows:

        Current deferred tax assets
            Inventory reserve                          $    482,149
            Bad debt reserve                                 85,498
            Vacation reserve                                 13,591
            LIFO Inv. 263A calculation                       95,550
                                                        -------------
                                                            676,788

                                                        -------------

        Long-term deferred tax assets (liabilities)
            R & D credit                                     53,974
            R & D capitalized                                 1,605
            Net operating loss carryforward                 475,435
            Intangible                                      200,053
            Depreciation                                    (74,714)
                                                        -------------
                                                            656,353
                                                        -------------
                                                          1,333,141
        Valuation allowance                              (1,333,141)
                                                        -------------
                                                       $          -
                                                        =============

       The Company has sustained net operating losses in each of the periods presented. There were no deferred tax assets or income tax benefits recorded in the financial statements for net deductible temporary differences or net operating loss carryforwards because the likelihood of realization of the related tax benefits cannot be established. Accordingly, a valuation allowance has been recorded to reduce the net deferred tax asset to zero and consequently, there is no income tax provision or benefit presented for the year ended December 31, 2000. The increase in the valuation allowance was $995,766 for the year ended December 31, 1999.

       As of December 31, 2000, the Company had net operating loss carryforwards for tax reporting purposes of approximately $2,937,679 expiring in various years through 2017. Utilization of approximately $1,194,000 of the total net operating loss is dependent on the future profitable operation of Racore Technology Corporation under the separate return limitation rules and limitations on the carryforward of net operating losses after a change in ownership.

                              CIRTRAN CORPORATION

                          INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                 MARCH 31, 2001


                       CirTran Corporation and Subsidiary

                      UNAUDITED CONSOLIDATED BALANCE SHEETS

                                     Assets
                                                                                         March 31,       December 31,
                                                                                           2001              2000
                                                                                      --------------   ---------------
CURRENT ASSETS
    Cash and cash equivalents                                                        $        200     $       11,068
    Trade accounts receivable, net of allowance for doubtful
      accounts of $56,450 in 2001 and $72,774 in 2000                                     554,743            883,825
    Inventories                                                                         2,084,067          2,056,686
    Other Current Assets                                                                  102,636             94,176
                                                                                      --------------   ---------------
           Total current assets                                                         2,741,646          3,045,755

PROPERTY AND EQUIPMENT, NET                                                             1,697,677          1,871,076

OTHER ASSETS, NET                                                                          46,073             46,072
                                                                                      --------------   ---------------
                                                                                     $  4,485,396     $    4,962,903
                                                                                      ==============   ===============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT


CURRENT LIABILITIES
    Current maturities of long-term obligations                                      $  3,417,090     $    3,414,090
    Current maturities of capital lease obligations                                        39,274             39,274
    Checks written in excess of cash in bank                                               78,230              5,491
    Accounts payable                                                                    1,218,012          1,166,057
    Accrued liabilities                                                                 1,717,592          1,711,991
    Notes payable to stockholders                                                       1,020,966          1,020,966
                                                                                      --------------   ---------------
           Total current liabilities                                                    7,491,164          7,357,869

LONG-TERM OBLIGATIONS, less current maturities                                            499,535            529,964

CAPITAL LEASE OBLIGATIONS, less current maturities                                         14,257             14,257

COMMITMENTS                                                                                     -                  -

STOCKHOLDERS' DEFICIT
    Common stock, $0.001 par value;  Authorized 500,000,000 shares;
      issued and outstanding; 10,420,067 in 2001 and 2000                                  10,420             10,420
    Additional paid-in capital                                                          5,810,035          5,810,035
    Accumulated deficit                                                                (9,340,015)        (8,759,642)
                                                                                      --------------   ---------------
           Total stockholders' deficit                                                 (3,519,560)        (2,939,187)
                                                                                      --------------   ---------------

                                                                                     $  4,485,396     $    4,962,903
                                                                                      ==============   ===============
        The accompanying notes are an integral part of these statements.




                       CirTran Corporation and Subsidiary

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                             Three months ended
                                                                  March 31,
                                                       -------------------------------
                                                            2001             2000
                                                       --------------   --------------
Net sales                                             $      650,485   $      728,537

Cost of sales                                                460,401        1,749,105
                                                       --------------   --------------
           Gross profit (loss)                               190,084       (1,020,568)

Selling, general and administrative expenses                 645,153          583,409
Plant closure expenses                                        15,250                -
                                                       --------------   --------------
           Loss from operations                             (470,319)      (1,603,977)

Other income (expense)
    Interest expense                                        (110,054)          (2,247)
    Other income                                                   -           32,433
                                                       --------------   --------------
                                                            (110,054)          30,186

           Loss before income taxes                         (580,373)      (1,573,791)

Income tax expense                                                 -                -
                                                       --------------   --------------

           NET LOSS                                   $     (580,373)  $   (1,573,791)
                                                       ==============   ==============

Net loss per common
   share - basic                                      $        (0.06)  $        (0.18)

Net loss per common
   share - diluted                                    $        (0.06)  $        (0.18)

Weighted-average common and
   diluted common equivalent
   shares outstanding
    Basic                                                 10,420,067        8,807,511
    Diluted                                               10,420,067        8,807,511



        The accompanying notes are an integral part of these statements.



                       CirTran Corporation and Subsidiary

                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                      For the Three Months ended March 31,


                                                                                             2001            2000
                                                                                        --------------  --------------

Increase (decrease) in cash and cash equivalents
    Cash flows from operating activities
       Net loss                                                                        $     (580,373) $   (1,573,791)
       Adjustments to reconcile net loss to net
         cash provided by (used in) operating activities
           Depreciation and amortization                                                      175,243         104,999
           Provision for loss on trade receivables                                            (16,324)              -
           Changes in assets and liabilities
               Trade accounts receivable                                                      345,406         645,383
               Inventories                                                                    (27,381)         98,627
               Other current assets                                                            (8,460)        (26,491)
               Accounts payable                                                                51,955         430,306
               Accrued liabilities                                                              5,600         364,621
                                                                                        --------------  --------------
                  Total adjustments                                                           526,039       1,617,445
                                                                                        --------------  --------------

                  Net cash provided by (used in)
                    operating activities                                                      (54,334)         43,654
                                                                                        --------------  --------------
                  Net cash used in investing activities - purchase of property and
                    equipment                                                                  (1,844)         (7,553)
                                                                                        --------------  --------------













                                   (Continued)


                  CirTran Corporation and Subsidiary

           UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                      For the Three Months ended March 31,


                                                                                             2001           2000
                                                                                        -------------  --------------

    Cash flows from financing activities
       Decrease in receivable from stockholders                                                    -          30,000
       Increase in checks written in excess
         of cash in bank                                                                      72,739          44,407
       Net change in line of credit                                                                -          13,006
       Principal payments on long-term obligations                                           (27,429)       (109,711)
       Issuance of common stock                                                                    -         103,000
                                                                                        -------------  --------------
                  Net cash provided by
                    financing activities                                                      45,310          80,702
                                                                                        -------------  --------------
                  Net (decrease) increase in cash and
                    cash equivalents                                                         (10,868)        116,803

Cash and cash equivalents at beginning of period                                              11,068             500
                                                                                        -------------  --------------
Cash and cash equivalents at end of period                                             $         200  $      117,303
                                                                                        =============  ==============

Supplemental disclosure of cash flow information

Cash paid during the period for
    Interest                                                                           $      13,054   $       2,247
    Income Taxes                                                                                   -               -


        The accompanying notes are an integral part of these statements.

                      NOTES TO INTERIM FINANCIAL STATEMENTS


NOTE A - BASIS OF PRESENTATION

       The accompanying unaudited consolidated financial statements of CirTran Corporation and Subsidiary (the Company) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, these financial statements do not include all of the information and footnote disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. These financial statements and footnote disclosures should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2000. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to fairly present the Company's consolidated financial position as of March 31, 2001, its consolidated results of operations and cash flows for the three months ended March 31, 2001 and 2000. The results of operations for the three months ended March 31, 2001 and 2000, may not be indicative of the results that may be expected for the year ending December 31, 2001.

NOTE B - INVENTORIES

       Inventories consist of the following at March 31:

                                                 2001             2000
                                             ------------    --------------
    Raw materials                           $  1,903,604    $  1,791,520
    Work-in process                              116,210         169,676
    Finished goods                               466,561         497,798
                                             ------------    --------------
                                               2,486,375      32,458,994
    Less reserve for obsolescence               (402,308)       (402,308)
                                             ------------    --------------
                                            $  2,084,067    $  2,056,686
                                             ============    ==============

NOTE C - MERGER AGREEMENT

       Effective July 1, 2000, all of the assets and certain liabilities of Circuit Technology Corporation (Circuit) were acquired by CTI Systems, Inc. (CTISI), a wholly owned subsidiary of Vermillion Ventures, Inc.
       (VVI). Circuit received 10,000,000 shares of VVI common stock in the transaction of which 800,000 shares were paid by Circuit to Cogent Capital Corp. for services performed in facilitating the transaction. CTISI subsequently changed its name to CirTran Corporation.

       The  merger  was  accounted  for  as a  reverse  acquisition  of  CirTran
       Corporation by Circuit. Although CirTran Corporation will be the surviving legal entity, for accounting purposes Circuit was treated as the continuing entity.

NOTE D- LITIGATION

       Circuit is a defendant in an alleged breach of a facilities sublease agreement in Colorado. A lawsuit was filed in which the plaintiff seeks to recover past due rent, future rent, and other lease charges. The range of potential loss is estimated at between $0 and $2,500,000. The wide range is due to two rent calculation methods written in the master lease. Under one calculation, the amount would be minimal. Under the other calculation, the amount would represent all future rent (reduced by rent received from future tenants). Currently, a new tenant on a short-term lease occupies the premises. This new tenant's lease includes rent at two times the monthly rate of the original lease under suit. Circuit has also filed a countersuit against the landlord for missing equipment. The amount of the countersuit claim exceeds $500,000.

       Circuit is also the defendant in numerous legal actions resulting primarily from nonpayment of vendors for goods and services rendered. Circuit has accrued the payables and is currently in the process of negotiating settlements with these vendors.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS



Item 24.          Indemnification of Directors and Officers

Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


Item 25.          Other Expenses of Issuance And Distribution


We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. The estimated expenses of issuance and distribution are set forth below.

Registration Fees                                              $    1,324.46
Transfer Agent Fees                                                 1,000.00
Costs of Printing and Engraving                                     5,000.00
Legal Fees                                                         15,000.00
Accounting Fees                                                     5,000.00
                                                               --------------
    Total Estimated Costs of Offering                           $  27,324.46


Item 26. Recent Sales of Unregistered Securities

In April 1999, as Vermillion Ventures, Inc., we issued 200,000,000 restricted shares of our (pre-3000:1 reverse split) common stock, valued at $0.0001 per share ($20,000 in the aggregate) to Milagro Holdings, Inc. for services rendered in connection with the revival of Vermillion to seek a new business opportunity. Milagro was an affiliate of Vermillion's principal, and for the purposes of this issuance, Vermillion relied on the exemption from the registration and prospectus delivery requirements provided by Section 4(2) of the Securities Act of 1933.

In July 2000, we issued an aggregate of 10,000,000 restricted shares of common stock Circuit Technology, Inc. ("CTI") in connection with our acquisition of the assets and liabilities of CTI. Of these restricted shares, 9,200,000 were distributed on a pro-rata basis by way of liquidation to, and registered in the name of, CTI's shareholders, from each of whom we obtained investment representation letters. The balance of 800,000 common shares issued pursuant to the CTI acquisition were paid to Cogent Capital Corp. in respect of financial advisory services rendered in connection with the acquisition. See above under the section entitled "Certain Relationships and Related Transactions." For the purpose of these stock issuances, the Company relied on the exemption from the registration and prospectus delivery requirements provided by Section 4(2) of the Securities Act of 1933.

In July 2000, concurrent our acquisition of CTI's assets, we issued 25,333 restricted shares of our common stock to Milagro, Holdings, Inc. and 1,000 restricted shares of our common stock to each of Kurt Hughes and John Lambert, in payment of services rendered to us in connection with the CTI acquisition. For the purpose of these stock issuances, we relied on the exemption from the registration and prospectus delivery requirements provided by Section 4(2) of the Securities Act of 1933. No broker was involved and no commissions were paid in connection with these transactions.

In November 2000, we issued 352,070 restricted shares of our common stock to Future Electronics Corporation in exchange for $324,284 in debt relief. For the purpose of this stock issuance, we relied on the exemption from the registration and prospectus delivery requirements provided by Section 4(2) of the Securities Act of 1933. No broker was involved and no commissions were paid in connection with this transaction.

In 2000, prior to our acquisition of CTI, CTI sold 830 restricted shares of its common stock (subsequently exhanged into 627,238 restricted shares of our common stock following our acquisition of CTI) for $945,473 to 29 accredited investors in reliance on the exemption from registration requirements set forth in Section 4(2) of the Securities Act of 1933. During 1999, CTI sold 1,881 restricted shares of its common stock (subsequently exchanged into 1,421,488 restricted shares of our common stock following our acquisition of CTI) for $2,171,235 to 19 accredited investors in reliance on the exemption from registration requirements set forth in Section 4(2) of the Securities Act of 1933.


Item 27. Exhibits

Copies of the following documents are filed with this registration statement as exhibits:

   Exhibit No.                                                  Document

3.1 Articles of Incorporation (previously filed as Exhibit No. 2 to the Company's 8-K dated July 1, 2000, Commission File No. 33-13674-LA, and incorporated herein by reference).

3.2 Bylaws (previously filed as Exhibit No. 3 to the Company's 8-K dated July 1, 2000, Commission File No. 33-13674-LA, and incorporated herein by reference).

5.1*            Opinion Re:  Legality

10.             Material Contracts:

                    10.1 Lease Agreement dated 2 November 1996 between I & R Properties, LLC and Circuit Technology, Inc. (previously filed as Exhibit No. 4 to the Company's
                          8-K dated July 1, 2000, Commission File No. 33-13674-LA, and incorporated herein by reference).
                    10.2 Financial Advisory Agreement dated 12 May 1999 between Circuit Technology, Inc. and Cogent Capital Corp. (previously filed as Exhibit No. 2 to the Company's Annual Report filed on Form 10-KSB for the year ending 12/31/00, Commission File No. 33-13674-LA, and incorporated herein by reference).
                    10.3 Form of Product Representative Agreement between CirTran Corporation and a Representative (previously filed as Exhibit No. 3 to the Company's Annual Report filed on Form 10-KSB for the year ending 12/31/00,
                          Commission File No. 33-13674-LA, and incorporated herein by reference).
                    10.4 Security and Loan Agreement dated April 6, 1998 between Imperial Bank and Circuit Technology, Inc. (previously filed as Exhibit No. 4 to the Company's Annual Report filed on Form 10-KSB for the year ending 12/31/00, Commission File No. 33-13674-LA, and incorporated herein by reference).
                    10.5 Line of Credit Purchase Agreement dated May 1, 2000 between Imperial Bank and Abacus Ventures, Inc. (previously filed as Exhibit No. 5 to the Company's Annual Report filed on Form 10-KSB for the year ending 12/31/00, Commission File No. 33-13674-LA, and incorporated herein by reference).
                    10.6 Assignment of Loan dated May 1, 2000 from Imperial Bank to Abacus Ventures, Inc. (previously filed as Exhibit No. 6 to the Company's Annual Report filed on Form 10-KSB for the year ending 12/31/00, Commission File No. 33-13674-LA, and incorporated herein by reference).
                    10.7 Unsecured Promissory Note for $73,000.00 dated November 3, 2000 from CirTran Corporation to Future Electronics Corporation (previously filed as Exhibit No. 7 to the Company's Annual Report filed on Form 10-KSB for the year ending 12/31/00, Commission File No. 33-13674-LA, and incorporated herein by reference).
                    10.8 Unsecured Promissory Note for $166,000.00 dated November 3, 2000 from CirTran Corporation to Future Electronics Corporation (previously filed as Exhibit No. 8 to the Company's Annual Report filed on Form 10-KSB for the year ending 12/31/00, Commission File No. 33-13674-LA, and incorporated herein by reference).
                    10.9 Lock-Up Agreement dated November 3, 2000 between Iehab Hawatmeh and Future Electronics Corporation (previously filed as Exhibit No. 9 to the Company's Annual Report filed on Form 10-KSB for the year ending 12/31/00, Commission File No. 33-13674-LA, and incorporated herein by reference).
                    10.10 Lock-Up  Agreement dated November 3, 2000 between Raed
                          Hawatmeh and Future Electronics Corporation (previously filed as Exhibit No. 10 to the Company's Annual Report filed on Form 10-KSB for the year ending 12/31/00, Commission File No. 33-13674-LA, and incorporated herein by reference).
                    10.11 Lock-Up Agreement dated November 3, 2000 between Roger
                          Kokozyon and Future Electronics Corporation (previously filed as Exhibit No. 11 to the Company's Annual Report filed on Form 10-KSB for the year ending 12/31/00, Commission File No. 33-13674-LA, and incorporated herein by reference).
                    10.12 Registration  Rights  Agreement dated November 3, 2000 between CirTran Corporation and Future Electronics Corporation (previously filed as Exhibit No. 12 to the Company's Annual Report filed on Form 10-KSB for the year ending 12/31/00, Commission File No. 33-13674-LA, and incorporated herein by reference).
                    10.13 Promissory  Note  and  Confession  of  Judgment  dated
                          September 26, 2000 by Circuit Technology Corp. in favor of Arrow Electronics, Inc. (previously filed as Exhibit No. 13 to the Company's Annual Report filed on Form 10-KSB for the year ending 12/31/00, Commission File No. 33-13674-LA, and incorporated herein by reference).
                    10.14 Promissory  Note  and  Confession  of  Judgment  dated
                          November 16, 2000 by Circuit Technology Corp. in favor of Sager Electronics (previously filed as Exhibit No. 14 to the Company's Annual Report filed on Form 10-KSB for the year ending 12/31/00, Commission File No. 33-13674-LA, and incorporated herein by reference).
                    10.15 Confession  of  Judgment  dated  November  3,  2000 by
                          CirTran Corporation and Iehab Hawatmeh in favor of Future Electronics Corporation (previously filed as Exhibit No. 15 to the Company's Annual Report filed on Form 10-KSB for the year ending 12/31/00, Commission File No. 33-13674-LA, and incorporated herein by reference).
                    10.16 Settlement  Agreement  and  Release  of  Claims  dated
                          November 3, 2000 between CirTran Corporation, Iehab Hawatmeh and Future Electronics Corporation (previously filed as Exhibit No. 16 to the Company's Annual Report filed on Form 10-KSB for the year ending 12/31/00, Commission File No. 33-13674-LA, and incorporated herein by reference).

11.                 Statement Re:  Computation of Per Share Earnings
                        (Included in Financial Statements)

21.                 Subsidiaries of the Registrant

23.1                Consent of Grant Thornton LLP

23.2                Consent of Counsel

24.                 Power of Attorney (Included on Signature Page of
                    Registration Statement)
---------------
* To be filed by amendment.






Item 28. Undertakings

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To specify in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.4242(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii)To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of Salt Lake City, Utah, on July 10, 2001.

                                      CIRTRAN CORPORATION
                                      A Nevada Corporation

                                      By:      /s/ Iehab Hawatmeh
                                               ---------------------------------
                                                    Iehab Hawatmeh
                                      Its:          President and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


/s/ Iehab Hawatmeh                                   July 10, 2001
---------------------------------------------
Iehab Hawatmeh
President, Chief Financial Officer and Director

/s/ Raed Hawatmeh                                    July 10, 2001
----------------------------------------------
Raed Hawatmeh
Director

/s/ Trevor Saliba                                    July 10, 2001
----------------------------------------------
Trevor Saliba
Director
                                POWER OF ATTORNEY

The person whose signature appears below constitutes and appoints and hereby authorizes Iehab Hawatmeh with the full power of substitution, as attorney-in-fact, to sign in such person's behalf, individually and in his capacity as a director, and to file any amendments, including post-effective amendments to this Registration Statement.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacity and on the date stated.


/s/ Raed Hawatmeh                                    July 10, 2001
---------------------------------------------
Raed Hawatmeh
Director

/s/ Trevor Saliba                                    July 10, 2001
---------------------------------------------
Trevor Saliba
Director